Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statements on Form S-3 (No. 333-286327 and No. 333-287813), and in the Registration Statements on Form S-8 (No. 333-283005 and No. 333-292796) of Trump Media & Technology Group Corp. (the “Company”) of our reports dated February 27, 2026, with respect to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the U.S. Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in such Registration Statements.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
February 27, 2026